Exhibit 99.1

ITG RELEASES NOVEMBER 2014 U.S.

TRADING VOLUMES

NEW YORK, December 8, 2014 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that November 2014 U.S. trading volume was 3.4 billion shares and average daily volume (ADV) was 180 million shares.  This compares to 4.7 billion shares and ADV of 206 million shares in October 2014 and 3.0 billion shares and ADV of 150 million shares in November 2013.  There were 19 trading days in November 2014, 23 trading days in October 2014 and 20 trading days in November 2013.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

November 2014	19	3,416,255,494	179,802,921	83,424,316	246	14,915,415	15,957	35,308

Year-to-Date:	230	36,945,836,622	160,634,072	73,680,502	252	15,740,763	16,495	34,832

*Excluding shares crossed through POSIT Alert from ITG algorithms

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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